Filed pursuant to Rule 424(b)(7)
SEC File No. 333-139429

Prospectus Supplement No. 3

to Prospectus dated December 15, 2006

0.75% Convertible Senior Notes due 2011,

2.125% Convertible Senior Notes due 2013

and

Shares of Common Stock Issuable upon Conversion of the Notes

This prospectus supplement No. 3 relates to the resale by selling securityholders of AmeriCredit Corp.’s 0.75% Convertible Senior Notes due 2011, 2.125% Convertible Senior Notes due 2013 and the shares of AmeriCredit Corp.’s common stock issuable upon conversion of the notes.

You should read this prospectus supplement No. 3 in conjunction with the prospectus dated December 15, 2006, which should be delivered in conjunction with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supercedes information contained in the prospectus.

Investing in the notes and the common stock issuable upon conversion of the notes involves risk. See the discussion entitled “Risk Factors” beginning on page 6 of the prospectus dated December 15, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus dated December 15, 2006. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 9, 2007

The information appearing under the section entitled “Selling Securityholders” beginning on page 60 of the prospectus dated December 15, 2006, is amended and restated in its entirety by the information below.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold to Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Deutsche Bank Securities, Inc., Friedman, Billings, Ramsey & Co., Inc. and Wachovia Capital Markets, LLC, which we refer to as the initial purchasers, and resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. The selling securityholders, including their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of the notes.

Selling securityholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling securityholders may be deemed to be underwriting commissions.

The table below sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder owns and the numbers of shares of common stock into which those notes are convertible, each of which may be offered pursuant to this prospectus. Unless set forth below, to the best of our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

We have prepared the table below based on information received from the selling securityholders on or prior to February 8, 2007. However, any or all of the notes or shares of common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or number of shares of common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements or post-effective amendments to the shelf registration statement, as required. From time to time, additional information concerning ownership of the notes and shares of common stock may rest with certain holders of the notes not named in the table below and of whom we are unaware.

Name	2011 Notes	2013 Notes	Principal Amount of Notes Beneficially Owned and Offered	Common Stock Issuable Upon Conversion of the Notes(1)	Common Stock Owned After Completion of the Offering(2)
1976 Distribution Trust FBO A.R. Lauder	2,000	4,000	6,000	202	—
2000 Revocable Trust FBO A.R. Lauder	2,000	4,000	6,000	202	—
Advent Convertible Master Fund LP	2,254,000	2,254,000	4,508,000	154,166	—
AHFP Context	500,000	—	500,000	17,811	—
Alcon Laboratories	203,000	366,000	569,000	19,226	—
Alexandra Global Master Fund Ltd.	5,000,000	—	5,000,000	178,116	—

Name	2011 Notes	2013 Notes	Principal Amount of Notes Beneficially Owned and Offered	Common Stock Issuable Upon Conversion of the Notes(1)	Common Stock Owned After Completion of the Offering(2)
Allstate Insurance Company (3)	2,000,000	—	2,000,000	71,246	70,400
Altma Fund SICAV Plc in respect of the Grafton Fund Sub	1,750,000	—	1,750,000	62,340	—
Argent Class Convertible Arbitrage Fund II, L.P.	200,000	—	200,000	7,124	—
Argent Classic Convertible Arbitrage Fund Ltd.	6,360,000	—	6,360,000	226,564	—
Argent Classic Convertible Arbitrage Fund, Inc.	6,360,000	—	6,360,000	226,564	—
Argent Classic Convertible Arbitrage Fund, L.P.	850,000	—	850,000	30,279	—
Argent LowLev Convertible Arbitrage Fund II, LLC	40,000	—	40,000	1,424	—
Argent LowLev Convertible Arbitrage Fund Ltd.	1,950,000	—	1,950,000	69,465	—
Argent LowLev Convertible Arbitrage Fund, LLC	100,000	—	100,000	3,562	—
Argentum Multi-Strategy Fund Ltd- Classic	100,000	—	100,000	3,562	—
Aristeia International Limited	—	25,415,000	25,415,000	832,938	—
Aristeia Partners LP	—	1,335,000	1,335,000	43,752	—
Arlington County Employees Retirement System	291,000	524,000	815,000	17,173	—
BBC Capital Markets (4)	3,000,000	—	3,000,000	106,869	—
British Virgin Islands Social Security Board	67,000	121,000	188,000	6,352	—
CALAMOS Market Neutral Income Fund – CALAMOS Investment Trust	—	6,000,000	6,000,000	196,641	—

Name	2011 Notes	2013 Notes	Principal Amount of Notes Beneficially Owned and Offered	Common Stock Issuable Upon Conversion of the Notes(1)	Common Stock Owned After Completion of the Offering(2)
Canadian Imperial Holdings Inc.	16,500,000	—	16,500,000	587,784	—
Canyon Value Realization Fund, L.P. (3) (6)	5,310,000	5,040,000	10,350,000	354,347	—
Canyon Value Realization MAC 18 Ltd. (3) (7)	590,000	560,000	1,050,000	39,371	—
Casam Context Offshore Advantage Fund Limited	650,000	—	650,000	23,155	—
Cayman Capital Arbitrage Master Fund, Ltd. (3) (8)	10,030,000	9,520,000	19,550,000	669,323	—
CBARB, a segregated account of Geode Capital Master Fund Ltd.	—	6,250,000	6,250,000	204,846	—
Cheyne Fund LP	548,000	—	548,000	19,521	—
Cheyne Leverage Fund LP	—	452,000	452,000	14,813	—
Citadel Equity Fund Ltd. (3)	18,000,000	39,500,000	57,500,000	1,935,772	—
City University of New York	58,000	105,000	163,000	5,507	—
Class C Trading Company, Ltd.	1,020,000	—	1,020,000	36,335	—
CNH CA Master Account, L.P.	5,000,000	5,000,000	10,000,000	341,984	—
Context Advantage Master Fund, L.P.	5,200,000	—	5,200,000	185,241	—
Cowen & Co LLC (4)	504,000	—	504,000	17,954	—
CQS Convertible and Quantitative Strategies Master Fund Limited	10,000,000	11,000,000	21,000,000	716,763	—
Credit Agricole Structured Asset Management	150,000	—	150,000	5,343	—
Deutsche Bank AG London (3)	13,705,000	12,820,000	26,525,000	908,373	—
Deutsche Bank Securities (4)	—	20,250,000	20,250,000	663,663	—

Name	2011 Notes	2013 Notes	Principal Amount of Notes Beneficially Owned and Offered	Common Stock Issuable Upon Conversion of the Notes(1)	Common Stock Owned After Completion of the Offering(2)
Finch Tactical Plus Class B	200,000	—	200,000	7,124	—
Fore Convertible Master Fund, Ltd. (4)	676,000	339,000	1,015,000	35,191	26,500
Fore Erisa Fund, Ltd. (4)	74,000	36,000	100,000	3,815	2,800
Fore Multi Strategy Master Fund, Ltd. (4)	136,000	68,000	204,000	7,073	5,100
GLG Market Neutral Fund	—	10,000,000	10,000,000	327,755	—
Global Convertible Opportunities Fund	500,000	—	500,000	17,811	—
Goldman Sachs & Co. Profit Sharing Master Trust (3)	230,000	—	230,000	8,193	—
Grable Foundation	34,000	61,000	95,000	3,210	—
Grace Convertible Arbitrage Fund, Ltd.	—	4,000,000	4,000,000	131,100	—
Grady Hospital	56,000	100,000	156,000	5,272	—
Guggenheim Portfolio Company XXXI, LLC	333,000	—	333,000	11,862	—
HFR CA Global Select Master Trust Account	380,000	—	380,000	13,536	—
HFR CA Select Master Trust	—	1,400,000	1,400,000	45,885	—
HFR Convertible Arbitrage Fund	157,000	157,000	314,000	10,738	—
HFR RVA Combined Master Trust	182,000	—	182,000	6,483	—
Highbridge International LLC	16,000,000	22,000,000	38,000,000	1,291,033	—
Independence Blue Cross	309,000	556,000	865,000	29,229	—
Institutional Benchmark Series (Master Feeder) Ltd.	—	1,200,000	1,200,000	39,330	—
Institutional Benchmark Series (Master Feeder) Ltd. In Respect of Alcor Series	250,000	—	250,000	8,905	—

Name	2011 Notes	2013 Notes	Principal Amount of Notes Beneficially Owned and Offered	Common Stock Issuable Upon Conversion of the Notes(1)	Common Stock Owned After Completion of the Offering(2)
JPMorgan Securities Inc. (4)	2,000,000	1,000,000	3,000,000	104,021	—
KBC Convertibles MAC28 Limited (3)	1,000,000	—	1,000,000	35,623	—
KBC Diversified Fund, A Segregated Portfolio of KBC Diversified Fund, SPC (3)	2,000,000	—	2,000,000	71,246	—
KBC Financial Products USA Inc. (4)	—	7,000,000	7,000,000	229,428	—
Lyxor Convertible Arbitrage Fund	89,000	89,000	178,000	6,087	—
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	520,000	—	520,000	18,524	—
Lyxor Quest Fund, Ltd.	4,000,000	—	4,000,000	142,493	—
Lyxor/Canyon Capital Arbitrage Fund Ltd. (3) (9)	2,000,000	2,000,000	4,000,000	136,797	—
Lyxor/Canyon Value Realization Fund Ltd. (3) (10)	500,000	2,000,000	2,500,000	83,362	—
Lyxor/Context Fund Ltd. (3)	1,050,000	—	1,050,000	37,404	—
Man Mac 1, Ltd. (4)	114,000	57,000	171,000	5,929	4,400
New Orleans Firefighters	34,000	61,000	95,000	3,210	—
Occidental Petroleum	129,000	232,000	361,000	12,198	—
Oz Special Funding (OZMD), LP	18,270,000	—	18,270,000	650,837	—
Partners Group Alternative Strategies PCC LTD	640,000	—	640,000	22,798	—
PNC Equity Securities LLC (3)	2,500,000	—	2,500,000	89,058	—
Police & Firemen of the City of Detroit	226,000	407,000	633,000	21,389	—
Polygon Global Opportunities Master Fund	2,500,000	2,500,000	5,000,000	170,992	—

Name	2011 Notes	2013 Notes	Principal Amount of Notes Beneficially Owned and Offered	Common Stock Issuable Upon Conversion of the Notes(1)	Common Stock Owned After Completion of the Offering(2)
Promutual	367,000	661,000	1,028,000	34,737	—
Quest Global Convertible Master Fund, Ltd.	100,000	—	100,000	3,562	—
Ramius Master Fund, Ltd.	2,000,000	—	2,000,000	71,246	—
RBC Capital Markets (4)	3,000,000	—	3,000,000	106,869	—
RCG Halifax Fund, Ltd.	545,000	—	545,000	19,414	—
RCG Latitude Master Fund, Ltd.	6,700,000	—	6,700,000	238,676	—
Rhythm Fund, Ltd. (3)	2,000,000	—	2,000,000	71,246	—
RMF Umbrella SICAV	250,000	—	250,000	8,905	—
Sage Capital Management LLC	250,000	250,000	500,000	17,098	—
San Diego County Employees Retirement Assoc. Convertible Arbitrage	—	2,400,000	2,400,000	78,661	—
San Francisco Public Employees Retirement System	577,000	1,037,000	1,614,000	54,540	—
Silver Convertible Arbitrage Fund, LDC	100,000	—	100,000	3,562	—
Stark Master Fund Ltd. (3)	27,000,000	8,000,000	35,000,000	1,224,033	—
The Canyon Value Realization Fund (Cayman), Ltd. (3) (11)	13,570,000	12,880,000	26,450,000	905,556	—
Topaz Fund (3)	2,000,000	6,000,000	8,000,000	198,688	—
Trustmark	145,000	261,000	406,000	13,719	—
UBS AG London FBO WCBP (3)	—	12,250,000	12,250,000	401,499	694,600
UBS Securities LLC (4)	489,000	5,250,000	5,739,000	189,490	200,612
Vicis Capital Master Fund	6,000,000	6,000,000	12,000,000	410,380	—
Whitebox Diversified Convertible Arbitrage Partners, L.P.	800,000	—	800,000	28,498	—

Name	2011 Notes	2013 Notes	Principal Amount of Notes Beneficially Owned and Offered	Common Stock Issuable Upon Conversion of the Notes(1)	Common Stock Owned After Completion of the Offering(2)
Worldwide Transactions Limited	400,000	—	400,000	14,249	—
Xavex Convertible Arbitrage 10 Fund	340,000	—	340,000	12,111	—
Xavex Convertible Arbitrage 2 Fund	50,000	—	50,000	1,781	—

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 35.6233 shares of common stock per $1,000 principal amount of the 2011 notes and a conversion rate of 32.7755 shares of common stock per $1,000 principal amount of the 2013 notes. Each conversion rate is subject to adjustment, however, as described under “Description of Notes—Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	Assumes that either all of the principal amount of notes offered hereby or all of the shares of common stock offered hereby are sold by the selling securityholders.
(3)	This selling securityholder is an affiliate of a broker-dealer.
(4)	This selling securityholder is a broker-dealer.
(5)	Information about other selling securityholders will be set forth in additional prospectus supplements, if required.
(6)	This selling securityholder reports short positions in our common stock of 151,255 and 130,398 shares as of January 18, 2007.
(7)	This selling securityholder reports short positions in our common stock of 28,360 and 24,450 shares as of January 18, 2007.
(8)	This selling securityholder reports short positions in our common stock of 285,244 and 330,871 shares as of January 18, 2007.
(9)	This selling securityholder reports short positions in our common stock of 68,872 and 74,633 shares as of January 18, 2007.
(10)	This selling securityholder reports short positions in our common stock of 49,755 and 45,915 shares as of January 18, 2007.
(11)	This selling securityholder reports short positions in our common stock of 360,226 and 306,021 shares as of January 18, 2007.